ARTICLES OF INCORPORATION	FILED SECRETARY OF STATE SAM REED
OF	May 24, 2004
NITEKLUBZ INTERNATIONAL, INC.	STATE OF WASHINGTON

ARTICLE I

Name

The name of the Corporation is, and shall be:

"NiteKlubz International, Inc."

ARTICLE II

Registered Office and Agent

The address and telephone number of the initial registered office of this Corporation and the name of its initial agent at the said address are as follows:

Frank W. Birkholz, 1001 Fourth Avenue #3827, Seattle, WA 98154, (206) 682-7626.

ARTICLE III

Capital

Class A Voting Common Stock

There are authorized 25,000,000 Shares of Class A Voting Common Stock having a par value of $ 00.001 per share. Each outstanding share of Class A Voting Common Stock shall participate equally with each other such share in dividends and other distributions to stockholders. Each outstanding share of stock shall have one vote upon each matter coming to a vote at meetings of stockholders. Only whole shares of stock shall have voting, dividend or other rights, and no certificate shall be issued for or as to a fraction of a share.

Class B Non Voting Common Stock

There are authorized 25,000,000 Shares of Class B Non Voting Common Stock having a par value of $ 00.001 per share. Each outstanding share of Class B Non Voting Common Stock shall participate equally with each other such share and with each other such share of Class A Voting Common Stock in dividends and other distributions to stockholders. Only whole shares of stock shall have dividend or other rights, and no certificate shall be issued for or as to a fraction of a share. The Class B Non Voting Common Stock shall have no voting rights.

Preferred Stock

There are authorized 25,000,000 Shares of Preferred Stock having a par value of $00.001 per share. Pursuant to RCW 23B.06.020, the Board of Directors may determine, in whole or part, the preferences, limitations, voting powers, and relative rights of the preferred shares, and establish series of preferred shares, and designate the number of shares of that series.

ARTICLE IV

Voting Rights, Pre-emptive Rights

(a) Cumulative Voting, Pre-emptive Rights, Voting Trusts, Proxies There shall be cumulative voting as to Shares of the Corporation for the election of directors. There shall be no pre-emptive rights as to Shareholders of a Class of Shares for additional share issuance in that Class. There may be voting trusts and irrevocable proxies made by Shareholders in the manner provided by law.

(b) Voting on Extraordinary Acts. The holders of more than fifty percent of all shares entitled to vote on an amendment to the Articles, a plan of merger or share exchange, a sale of assets other than in the regular course of business, or a proposal to dissolve the corporation must vote in favor of the proposed action for the corporation to take the action. If Washington's Business Corporation Act requires a greater minimum percentage for shareholder approval of any act, the minimum so specified shall govern.

ARTICLE V

Quorum Requirement for Shareholders

Shares representing one-third of the votes entitled to be cast shall constitute a quorum for any meeting or action taken by the shareholders.

ARTICLE VI

Board of Directors

The first Directors of this Corporation shall be three in number. The number and term of Directors shall be as may be set forth in the bylaws.

ARTICLES OF INCORPORATION OF
NITEKLUBZ INTERNATIONAL, INC.

ARTICLE VII

Indemnification and Limitation of Director Liability

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for conduct as a director. Every director and officer shall be indemnified against all liabilities, civil and criminal, incurred in relation to his duties, including reasonable costs of defense, to the full extent permitted under the Washington Business Corporation Act. Any amendment to or repeal of this Article VI shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VIII

Options

The Board of Directors may set such times and conditions for the purchase of shares for any Class of the Corporation by right or option. Such rights or options may be to Officers, Directors, Employees and Consultants, and not to Shareholders generally in the discretion of the Directors; in such case no action for ratification by the Shareholders thereof shall be necessary.

ARTICLE IX

Incorporator

The name and address of the Incorporator is:

Frank W. Birkholz, 100l Fourth Avenue #3827, Seattle, WA 98154, (206) 682-7626

/s/ Frank W. Birkholz
Frank W. Birkholz
Incorporator

CONSENT OF REGISTERED AGENT

The undersigned hereby consents to serve as registered agent of NiteKlubz International, Inc.

ARTICLES OF INCORPORATION OF
NITEKLUBZ INTERNATIONAL, INC.

until such time as he is relieved thereby by the corporation or by his own action.

/s/ Frank W. Birkholz
Frank W. Birkholz
1001 Fourth Avenue #3827
Seattle, WA 98154
(206) 682-7626

ARTICLES OF INCORPORATION OF
NITEKLUBZ INTERNATIONAL, INC.

PROFIT CORPORATION
(Per Chapter 23B.10 RCW)
FEE: $30

•  Please PRINT or TYPE in black ink
•  Sign, date and return original AND ONE COPY to:

CORPORATIONS DIVISION
801 CAPITOL WAY SOUTH • PO BOX 40234
OLYMPIA, WA 98504-0234

•  BE SURE TO INCLUDE FILING FEE. Checks should be made payable to "Secretary of State"
FILED SECRETARY OF STATE SAM REED FEB 28, 2005 STATE OF WASHINGTON	EXPEDITED (24-HOUR) SERVICE AVAILABLE - $20 PER ENTITY INCLUDE FEE AND WRITE "EXPEDITE" IN BOLD LETTERS ON OUTSIDE OF ENVELOPE FOR OFFICE USE ONLY FILED: / /

IMPORTANT! Person to contact about this filing Catherine Milaire	Daytime Phone Number (with area code) 604-606-2030

AMENDMENT TO ARTICLES OF INCORPORATION

NAME OF CORPORATION (As currently recorded with the Office of the Secretary of State) Niteklubz International Inc.
UBI NUMBER 602-397-849	CORPORATION NUMBER (If Known) APPID: 96168	AMENDMENTS TO ARTICLES OF INCORPORATION WERE ADOPTED ON Date: Feb. 15, 2005
EFFECTIVE DATE OF ARTICLES OF AMENDMENT	(Specified effective date may be up to 30 days AFTER receipt of the document by the Secretary of State)
	☐ Specific Date: Feb, 15, 2005	☐ Upon filing by the Secretary of State
ARTICLES OF AMENDMENT WERE ADOPTED BY (Please check ONE of the following)

☐ Incorporators. Shareholders action was not required
☐ Board of Directors. Shareholders action was not required
☐ Duly approved shareholder action in accordance with Chapter 23B.10 RCW

AMENDMENTS TO THE ARTICLES OF INCORPORATION ARE AS FOLLOWS
If amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment must be included. If necessary, attach additional amendments or information.

The company amends Article III of its Artricles of Incorporation by deleting the provisions for Class A voting common stock and Class B non-voting common stock and by including the following;

Common Stock

There are authorized 100,000,000 Shares of Common stock having a par value of $0.001 per share. Each outstanding share of common stock shall participate equally with each other such share in dividends and other distributions to stock holders. Each outstanding share of Stock shall have voting, dividend or other rights, and no certificate shall be issued for or as to a fraction of a share.

SIGNATURE OF OFFICER
This document is hereby executed under penalties of perjury, and is, to the best of my knowledge, true and correct.
/s/ Michael Waggett	MIKE WAGGETT	Feb 24 .05
Signature of Officer	Printed Name	Date

INFORMATION AND ASSISTANCE - 360/753-7115 (TDD - 360/753-1485)